Exhibit 99.4

The New York Times Company Announces Retirement Of EVP & CFO Leonard P. Forman

    NEW YORK--(BUSINESS WIRE)--July 18, 2006--The New York Times
Company announced today that Leonard P. Forman, executive vice president and chief financial officer, plans to retire in 2007, after a successor is named.

    "Len's strategic insight and financial discipline have been critical elements in positioning the Company for the future," said Janet L. Robinson, president and chief executive officer, The New York Times Company. "Over the past several years, he has championed significant productivity improvements and efficiencies. And in his more than two decades of service, he has provided strong leadership, helping to develop the next generation of financial executives. We are deeply grateful for all that he has contributed to the Times Company."

    "My work at The Times has been extraordinarily rewarding and exciting, especially in recent years as we've moved into the digital space," Mr. Forman said. "But after a long business career, it's time for a change and I look forward to working with the new CFO to ensure an orderly transition."

    The Company has retained Heidrick & Struggles to identify candidates from both inside and outside the organization.

    Mr. Forman, 61, became executive vice president in 2004 and chief financial officer in 2002. Previously, he had been president and chief executive officer of The New York Times Company Magazine Group from 1998 to 2001, when the Group was sold to Advance Publications. From 1996 to 1998, he was senior vice president of corporate development, new ventures and electronic businesses.

    Before that, Mr. Forman spent 10 years working in television, online services, print media and advertising. From 1995 to 1996, he served as president and chief executive officer of a Nynex/Newsday joint venture. Mr. Forman was chief operating officer of the Newspaper Association of America (NAA) from 1992 to 1994, and from 1989 to 1992, he was president and chief executive officer of the Newspaper Advertising Bureau, which merged with the NAA in 1992.

    From 1986 to 1989, Mr. Forman served as senior vice president, operations at Telemundo, Inc., a Spanish language television company, where he was responsible for broadcast and network operations and affiliate relations. Previously, he had been director of corporate planning and chief economist at The New York Times Company from 1974 to 1986. He was a research economist at the Federal Reserve Bank of New York from 1973 to 1974.

    Mr. Forman also served as an adjunct professor of economics at Yale University Graduate School of Management and an assistant professor of economics at Fordham University Graduate School of Business. He received a B.A. degree in economics from Queens College, City University of New York in 1967 and completed a Ph.D. dissertation in economics at New York University in 1975.

    The New York Times Company (NYSE: NYT), a leading media company with 2005 revenues of $3.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers, nine network-affiliated television stations, two New York City radio stations and 35 Web sites, including NYTimes.com, Boston.com and About.com. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

    This press release can be downloaded from www.nytco.com

    CONTACT: The New York Times Company
             Catherine J. Mathis, 212-556-1981
             E-mail:  mathis@nytimes.com
             Diane McNulty, 212-556-5244
             E-mail:  mcnuldc@nytimes.com